Exhibit 107
Calculation of Filing Fee Table
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	2,358,093(2)	$0.8818(3)	$2,079,366.41	$0.0001476	$306.92
Total Offering Amounts					$2,079,366.41		$306.92
Total Fee Offsets(4)							-
Net Fee Due							$306.92
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of QT Imaging Holdings, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) Represents a total of 2,358,093 shares of Common Stock that are newly authorized for issuance under the QT Imaging Holdings, Inc. 2024 Equity Incentive Plan (the “2024 EIP”).
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $0.8818, the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Market on May 20, 2024.
(4) The Registrant does not have any fee offsets.